[Berlack, Israels & Liberman Letterhead] Exhibit 5.1

                                 March 24, 2000


ELXSI Corporation
3600 Rio Vista Avenue
Suite A
Orlando, Florida  32805

                         Form S-8 Registration Statement
Dear Sirs:

         We refer you to the Registration Statement on Form S-8 dated March __, 2000 (the "Registration Statement") of ELXSI Corporation, a Delaware corporation (the "Company"), under which the Company is registering under the Securities Act of 1933, as amended (the "Act"): (A)(i) 75,000 shares (the "Plan Shares") of its Common Stock, par value $.001 per share ("Common Stock"), issuable upon exercise of the options ("Plan Options") granted under the Company's 1999 Incentive Stock Option Plan (the "Plan"), and (ii) the 75,000 associated Common Stock purchase rights (the "Plan Rights") established under that certain Rights Agreement, dated as of June 4, 1997, as amended (the "Rights Agreement"), between the Company and Continental Stock Transfer & Trust Company, as Rights Agent; and
(B)(i) 50,000 shares (the "Standalone Shares") of Common Stock issuable upon exercise of the options (the "Standalone Options") granted under that certain Non-qualified Stock Option Agreement, dated as of March 5, 1999 (the "Standalone Option Agreement"), between the Company and Thomas R. Druggish, and (ii) the 50,000 associated Common Stock purchase rights (the "Standalone Rights") established under the Rights Agreement.

         We have familiarized ourselves with such corporate affairs of the Company and have examined such corporate documents and other records as we have deemed necessary to provide a basis for the opinions expressed hereinbelow. In connection therewith, we have examined the originals or photostatic, facsimile, conformed or certified copies of the Plan, the Standalone Option Agreement, the Rights Agreement and such certificates of officers of the Company and other documents, records and instruments as we have deemed relevant and necessary for purposes of rendering such opinions. In our examination, we have assumed and relied upon the genuineness of all signatures, the authenticity of all certificates, documents, instruments and records submitted to us as originals and the conformity to the originals of all

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ELXSI Corporation
March 24, 2000
Page 2

photocopies and facsimile and conformed copies of all certificates, documents, instruments and records examined by us. In our examination of such certificates, documents, instruments and records, we have also assumed and relied upon: (a) the correctness of the factual information contained therein, (b) the authority of all persons executing documents, agreements, instruments, certificates and letters, and (c) the legal capacity of all persons executing documents, agreements, instruments, certificates and letters.

         We are members of the Bar of the State of New York and do not purport to be expert in, and express no opinions with respect to, the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of New York and, to the extent necessary to render the opinions expressed hereinbelow, the General Corporation Law of the State of Delaware.

         To the extent that the opinions hereinafter expressed relate to actions and events that are to be performed or may take place in the future, such opinions are generally qualified in that they are based on facts and conditions presently prevailing and laws and regulations presently in effect.

         Based upon and subject to the foregoing, we are of the opinion that:
(1) when issued and delivered upon exercise of Plan Options in accordance with the terms of the Plan: (i) the Plan Shares will be legally issued, fully paid, and non-assessable shares of the capital stock of the Company, and (ii) the Plan Rights will be legally issued and binding obligations of the Company; and (2) when issued and delivered upon exercise of Standalone Options in accordance with the terms of the Standalone Option Agreement: (i) the Standalone Shares will be legally issued, fully paid, and non-assessable shares of the capital stock of the Company, and (ii) the Standalone Rights will be legally issued and binding obligations of the Company.

         We hereby consent to the filing of this opinion letter as an Exhibit to, and to the reference to us under the heading "Legal Opinion" in, the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations thereunder.

                                     Very truly yours,

                                     /s/ Berlack, Israels & Liberman LLP

                                     BERLACK, ISRAELS & LIBERMAN LLP